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Filed under Rule 433 File No. 333-122366

Final Term Sheet

Issuer:    McCormick & Company, Inc. (MKC)

Size:    $200,000,000

Type:    SEC Registered
                Registration Statement No. (333-122366)

Bookrunners:    Banc of America Securities LLC and Wachovia Capital Markets, LLC

Co-managers:    Goldman, Sachs & Co. and SunTrust Capital Markets, Inc.

Allocation:
Banc of America Securities LLC: 70,000,000
Wachovia Capital Markets, LLC: 70,000,000
Goldman, Sachs & Co.: 30,000,000
SunTrust Capital Markets, Inc.: 30,000,000

Maturity:    December 15, 2015

Interest Rate:    5.20%

Interest Payment Dates:    June 15 and December 15

Record Dates:    June 1 and December 1

First Interest Payment Date:    June 15, 2006

Make-Whole Call:    Treasury Rate plus 15 basis points

Public Offering Price:    99.929% per note; $199,858,000 total
 Underwriting Discount:    .65% per note; $1,300,000 total
 Proceeds, before expenses, to
McCormick:    99.279% per note; $198,558,000 total

Settlement Date:    December 06, 2005 (T+3)

Selling Concession:    4.00

Reallowance to other dealers:    2.50

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or 1-800-326-5897 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

Exhibit B-1

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Final Term Sheet